                                                                   EXHIBIT 10.17

                                                                  Execution Copy
                                                                  --------------



                              EMPLOYMENT AGREEMENT
                              --------------------

                  This Employment Agreement (the "Agreement") is made as of this 9th day of March, 2000 by and between KMC TELECOM HOLDINGS, INC., a Delaware corporation with its principal place of business located at 1545 Route 206, Suite 300, Bedminster, New Jersey 07921 ("KMC") and William H. Stewart, an individual, residing at 329 Sentinel Avenue, Newtown, PA 18940 ("Mr. Stewart").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, KMC is engaged in, among other things, the business of a competitive local exchange carrier providing telecommunications services principally in Tier III and Tier IV Markets, including, but not limited to, providing on-net, special access and private line and Internet access services and, primarily on a resale basis, switchboard-based local and long distance services; and

                  WHEREAS, KMC and Mr. Stewart wish to enter into an agreement pursuant to which Mr. Stewart will serve as the Chief Financial Officer and Executive Vice President of KMC ("KMC Board").

                  NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, KMC and Mr. Stewart agree as follows:

                  1.       CERTAIN DEFINITIONS.  As used in this Agreement, the
                           -------------------
following terms shall have the meanings set forth below:

                  "Business" shall mean the business conducted by KMC or a
                   --------
majority owned subsidiary ("Subsidiary"), controlled affiliate ("Affiliate") or KMC controlled joint venture ("Joint Venture") since 1996 and as of the date of execution of this Agreement, including business activities under substantial review or in substantial development, all business activities which emanate therefrom by a reasonable expansion of the present activities of KMC or a Subsidiary, Affiliate or Joint Venture thereof during the Term (as defined in Section 2(a) hereof), including all business activities which may hereafter be developed by KMC or a Subsidiary, Affiliate or Joint Venture thereof, including without limitation: providing telecommunications and data services to business, government and institutional end users and Internet service providers, long distance companies and wireless service providers (including, without limitation, providing on-net special access and private line and Internet access services, switch-based local and long distance services, wireless, Centrex-type, frame relay ISDN and ATM services for applications including LAN-to-LAN interconnect, Internet access, WAN and high speed video conferencing).

                  "Person" shall mean any individual, firm, corporation,
                   ------
partnership, limited liability company, trust, governmental agency or authority, court, tribunal, arbitrator or other entity.
                  Wherever from the context it appears appropriate, each word or phrase stated in either the singular or the plural shall include the singular and the plural, and each pronoun stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

                  2.       EMPLOYMENT AND DUTIES.
                           ---------------------

                           (a)      Employment and Term.  KMC hereby agrees to
                                    -------------------
employ Mr. Stewart, and Mr. Stewart hereby agrees to be employed by KMC, as KMC's Chief Financial

Officer and Executive Vice President, upon and subject to the terms and conditions set forth herein. The term of Mr. Stewart's employment hereunder (the "Term") shall become effective as of March 9, 2000 and, unless earlier terminated in accordance with this Agreement, shall continue for a period of three (3) consecutive years, ending on March 31, 2003. KMC shall provide notice to Mr. Stewart at least ninety (90) days prior to the end of the Term if KMC does not intend to negotiate with Mr. Stewart to extend the Term.

                           (b)      Duties and Responsibilities. As Chief
                                    ---------------------------
Financial Officer and Executive Vice President, Mr. Stewart shall report and be accountable to the KMC Board and to the Chief Executive Officer of KMC. Mr. Stewart shall have such duties and responsibilities consistent with his position as may from time to time be assigned by the KMC Board, including, without limitation, the responsibility and authority to:

                                    (i) supervise and administer the
implementation of all financial aspects of the Business with a view to meeting KMC's short-term and long-term targets, including, but not limited to, (A) the management of all financial operations relating to the Business, (B) the preparation, review, recommendation and implementation of areas for modification of KMC's business plans, including the submission to the KMC Board and the Chief Executive Officer of a business plan for each fiscal year not later than thirty
(30) days prior to the commencement of such fiscal year, and (C) the development and implementation of the Business as it relates to KMC and its Subsidiaries, Affiliates or Joint Ventures; and

                                    (ii) perform such other duties and
responsibilities as are usually incumbent upon a Chief Financial Officer.

                           (c) Performance of Services. During the term
                               -----------------------
of his employment hereunder, Mr. Stewart shall:

                                    (i) perform and discharge, faithfully,
diligently and competently the duties and responsibilities assigned to him hereunder to the best of his ability;

                                    (ii) devote his full and undivided business
time, other than during vacations taken in accordance with KMC's established policies and in accordance with this Agreement, to the performance and discharge of such duties and responsibilities, provided that Mr. Stewart may devote a reasonable amount of time to charitable, civic and professional organizations (including serving on boards of companies not in the Business) and activities so long as they do not interfere with the performance and discharge of his duties and responsibilities;

                                    (iii) not engage, without the prior written
approval of the Chairman of KMC, in any business or activities which interfere or are reasonably likely to interfere with the proper performance and discharge of such duties or responsibilities, other than passive, personal investments in a Person (A) all of whose business or activities are not in competition with the Business; provided that if such Person is engaged in any such business or activity, this clause (A) shall not preclude Mr. Stewart from beneficially owning or controlling not more than two percent (2%) of any class of securities issued by such Person which class is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and (B) in which Mr. Stewart has no managerial or active role; and

                                    (iv) if requested by the KMC Board, perform
the responsibilities assigned to him hereunder or related services for the benefit of joint ventures, subsidiaries or affiliates of KMC, or other Persons with which KMC may have a business relationship, including without limitation acting as an officer or director thereof.

                           (d)      Place of Employment. The principal place of
employment of Mr. Stewart shall be in Bedminster, New Jersey or such other location within 50 miles of Bedminster, New Jersey, established as the corporate headquarters of KMC. If KMC relocates its corporate headquarters outside of 50 miles of Bedminster, New Jersey and not closer to Newtown, Pennsylvania then Mr. Stewart shall be entitled to full relocation costs in connection with moving his home to within 50 miles of the new headquarters. Notwithstanding the foregoing, Mr. Stewart acknowledges that he will be required, in connection with the performance and discharge of his duties and responsibilities hereunder to travel elsewhere.

                  3.       NONCOMPETITION; PROPRIETARY RIGHTS; CONFIDENTIAL
                           ------------------------------------------------
INFORMATION; UNIQUE SERVICES.
----------------------------

                           (a)      Noncompetition. During the Term and for a
                                    --------------
period of twenty-four (24) months after the date of termination of Mr. Stewart's employment hereunder, Mr. Stewart shall not within the United States (i) directly or indirectly, whether individually or as an employee, agent, manager, director, officer, stockholder, partner, investor, consultant, advisor or in any other capacity whatsoever (collectively "engaged"), own, manage, operate, control, be employed by, participate in or be connected in any manner whatsoever (collectively "participate") with the ownership, management, operation or control of, or have any financial interest in, any Person, business or venture in competition with the Business at the time of the termination of Mr. Stewart's employment, (ii) recruit, solicit or otherwise seek to induce any individual employed by KMC or any of its subsidiaries, affiliates or joint ventures in a managerial or higher position to terminate his or her employment with or to violate any agreement, duty or responsibility with or to any of the foregoing,
(iii) solicit from any Person with which KMC, any of its Subsidiaries, Affiliates or Joint Ventures, or any individual employed by any of the foregoing, has a business relationship relating to the Business, any business relating to services similar to the services which are or were performed for such Person by KMC or its Subsidiaries, Affiliates or Joint Ventures during the Term or (iv) solicit, induce, influence or encourage any joint venture, customer, supplier or other Person having a business relationship with KMC or any of its subsidiaries, affiliates or joint ventures to terminate, discontinue, reduce or materially diminish or change its relationship with KMC or any of its subsidiaries, affiliates or joint ventures; provided, however,
                                                          --------  -------
that nothing in this Agreement shall prohibit Mr. Stewart from doing any of the actions prohibited by this Section 3(a) through becoming engaged in or participating with a private equity, buyout or other investment fund or vehicle ("Investment Fund") provided, further, that Mr. Stewart may not divulge,
                    --------  -------
directly or indirectly, any information about the Business to any competitor of KMC, nor serve as an officer or director of any competitor in which the Investment Fund may have an interest.

                           (b)      Proprietary Rights. Mr. Stewart (i) shall
                                    ------------------
promptly and fully disclose to KMC, and with all necessary detail for development, marketing, sale and installation, any and all know-how, discoveries, inventions, compositions, works, improvements, ideas, concepts, writings, patents, copyrights, intellectual property, methods, plans, customer lists, supplier lists and other data and information directly or indirectly relating to in the Business (whether copyrightable, patentable or otherwise) made, developed, created, received, conceived, acquired or written by Mr. Stewart (whether or not at the request or upon the suggestion of KMC) during the Term and for twelve (12) months thereafter, solely or jointly with others (collectively "Proprietary Rights"), and (ii) hereby acknowledges and agrees that all of such Proprietary Rights are and will be works made for hire and are and will be the sole and exclusive property of KMC. Without limiting the foregoing, Mr. Stewart hereby (x) assigns and transfers, and agrees to assign and transfer, to KMC all of his right, title and interest in and to all present and future Proprietary Rights, (y) agrees promptly to deliver to KMC all papers, drawings, models, data and other material relating to or embodying any of the Proprietary Rights and (z) agrees to execute, acknowledge and deliver all such further agreements, documents and instruments, including, without limitation, applications for copyrights and patents, and do all other acts and things as may be necessary or reasonably requested by KMC to obtain copyrights or patents for any thereof in any and all countries, to register, confirm and vest title and ownership thereto to KMC and further to effectuate the purposes of this Section 3(b). Mr. Stewart shall reasonably assist KMC in obtaining such copyrights or patents during the Term and any time thereafter and agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided that KMC shall pay or reimburse Mr. Stewart for all ordinary, necessary, reasonable and proper expenses actually incurred or paid by him in connection therewith.

                           (c)      Confidential Information. Mr. Stewart
                                    ------------------------
acknowledges that from time to time he shall receive information concerning KMC, its subsidiaries, affiliates and joint ventures, the Business which involves, trade secrets, proprietary information or other confidential information, including without limitation, the Proprietary Rights, names of actual or potential customers which have been solicited or are on any mailing lists, rolodexes, files, information relating to agreements, research, methods, writings, manuals, developments and marketing and any embodiments of any of the foregoing (all of which is collectively called "Confidential Information"). Except as is necessary within the scope of and in connection with the performance and discharge of his duties and responsibilities hereunder, Mr. Stewart shall not, during the Term or at any time thereafter, directly or indirectly, disclose to any Person any

Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information that can be established by reasonable written evidence (i) is in the public domain other than by reason of a breach by Mr. Stewart of this Agreement; or (ii) was in the possession of Mr. Stewart at the time of the disclosure; or (iii) was obtained by Mr. Stewart in good faith from a third party entitled to disclose it; or (iv) was required to be disclosed by a court of competent jurisdiction or a governmental authority with authority over Mr. Stewart or KMC, in which case Mr. Stewart shall use his reasonable best efforts, prior to such disclosure, to give timely notice of such requirement to the KMC Board, in order to permit KMC to object to such disclosure or seek confidential treatment of the Confidential Information.

                           (d)      Return of Confidential Information. Upon
                                    ----------------------------------
termination of Mr. Stewart's employment with KMC, Mr. Stewart shall forthwith return to KMC all Confidential Information in his possession or control, including without limitation, all documents, records, reports, writings and other documents containing or embodiments of Confidential Information and all copies thereof.

                           (e)      Remedies. Mr. Stewart and KMC acknowledge
                                    --------
that the services to be rendered hereunder are of a special, unique, unusual, extraordinary and intellectual character involving a high degree of skill and having a peculiar value, the loss of which may cause KMC immediate and irreparable harm which cannot be adequately compensated in monetary damages. Accordingly, in the event of a breach or threatened breach by Mr. Stewart of this Section 3, and following 20 days notice to Mr. Stewart to cease such activity and his failure to do so, Mr. Stewart consents that KMC shall be entitled to injunctive or other equitable relief, both preliminary and permanent, without posting a bond or other security, and Mr. Stewart will not raise the defense that KMC has an adequate remedy at law. In addition, KMC shall be entitled to any other legal or equitable remedies as may be available. The rights and remedies provided in this Agreement shall be deemed cumulative, and not exclusive, and the exercise of one shall not preclude the exercise of any other right or remedy at law or in equity for the same event or any other event.

                           (f)      Invalidity. If any portion of the
                                    ----------
restrictions set forth in this Section 3 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

                           (g)      Reasonable Scope and Limitations. Mr.
                                    --------------------------------
Stewart acknowledges and agrees that the scope, area and time limitations set forth in this Section 3 are reasonable and customary, and properly required for the adequate protection of the Business of KMC and its subsidiaries, affiliates, joint ventures and employees. If at the time of enforcement, any such scope, area or time limitation is deemed to be unreasonable under circumstances then existing by a court of competent jurisdiction, then the parties agree that the maximum scope, area or time limitation which said court shall deem reasonable under such circumstances shall be substituted for the stated scope, area or time limitation.

                           (h)      Claim not a Defense. The existence of any
                                    -------------------
claim or cause of action by Mr. Stewart against KMC, whether or not under this Agreement, shall not constitute a defense to the enforcement by KMC of this
Section 3.

                           (i)      Survival. The provisions of this Section 3
                                    --------
shall survive the termination of Mr. Stewart's employment for any reason whatsoever.

                  4.       COMPENSATION; BENEFITS.
                           ----------------------

                  As full compensation to Mr. Stewart, KMC shall pay or provide, or cause to be paid or provided, to Mr. Stewart the following compensation and benefits:

                           (a)      Base Salary. Mr. Stewart shall receive base
                                    -----------
salary (the "Base Salary") at the rate of $350,000 per year which shall be earned by and payable to Mr. Stewart in arrears in consecutive semi-monthly installments, each of which shall be approximately equal, in accordance with KMC's standard payroll practices, as such practices may be amended from time to time.

                           (b)      Annual Bonus. In addition to the Base
                                    ------------
Salary, Mr. Stewart shall be entitled to be eligible and considered for a bonus each year in the sole discretion of the Compensation Committee of the KMC Board in an amount up to one hundred percent (100%) of the Base Salary.

                           (c)      Other Bonuses.   In addition to the annual
bonus, within thirty 30 days after the closing of the initial public offering of KMC's common stock ("IPO") Mr. Stewart will be entitled to receive a bonus equal to Five Hundred Thousand Dollars ($500,000), provided, however, in the event the closing of a private equity issuance of at least $200 million ("Private Equity Issuance") occurs prior to the IPO, Mr. Stewart shall be entitled to receive a bonus equal to $250,000 within 30 days after the closing of the Private Equity Issuance and $250,000 within 30 days after the closing of the IPO. Mr. Stewart will be entitled to receive a bonus for the first two public capital equity or debt events subsequent to the IPO, including, but not limited to, a secondary offering of the common stock of KMC, or a high yield debt issuance in the sole discretion of the Compensation Committee of the KMC Board, which bonus shall not be less than $100,000 for each such event. Upon agreement by KMC, Mr. Stewart may elect, upon sixty (60) days notice to KMC, to receive any of the foregoing bonus payments in common stock of KMC, such amount of common stock to be calculated at the then fair market value as of the date of the event giving rise to the bonus. Mr. Stewart shall also have the right to defer the payment of any of the bonuses payable pursuant to this section at his sole discretion.

                           (d) Stock Options; Group Plans. Mr. Stewart shall be
                               --------------------------
eligible to participate, on terms and conditions at least comparable with all other senior executives of KMC, in (i) any stock option plan KMC adopts, (ii) KMC's 401(k) plan for salaried employees of KMC, subject to any eligibility requirements thereof, (iii) KMC's group life, medical, dental, hospitalization or accident/disability insurance plans and health programs, but in all events, subject to applicable terms of the plans, and (iv) and any other benefits generally accorded to employees of KMC. KMC will use its reasonable efforts to assist Mr. Stewart in obtaining sufficient funds to exercise the stock options granted to him as of the date hereof and pay any applicable tax relating to a
Section 83 (b) election under the United States tax code. KMC shall not be obligated to loan or guarantee any funds obtained by Mr. Stewart for this purpose.

                           (d) Vacation. Mr. Stewart shall be entitled to three
                               --------
(3) weeks' vacation and one (1) week illness allowance with pay in each calendar year on terms comparable to that afforded other senior executives of KMC. In the event KMC's vacation or illness allowance policy is increased for such senior executives generally, then Mr. Stewart will be entitled to any increase in vacation or illness allowance such modification provides. There will be no carryover of unused vacation time or pay or illness allowance from year to year. Mr. Stewart shall also be entitled to all holiday privileges regularly observed by KMC during the Term.

                           (e) Automobile Lease. Mr. Stewart shall be entitled
                               ----------------
to the use of a leased automobile acceptable to KMC, including payment by KMC of lease payments, insurance, maintenance and repair expenses and the cost of gasoline used by Mr. Stewart, not to exceed six hundred dollars ($600.00) per month.

                           (f)      Reimbursement of Expenses. KMC shall pay or
                                    -------------------------
reimburse Mr. Stewart for all ordinary, necessary, reasonable and proper expenses actually incurred or paid by him during the Term in the performance and discharge of his duties and responsibilities under this Agreement in accordance with the policies and procedures established by KMC from time to time for its senior management generally. As part of such policies and procedures, the KMC Board may from time to time for members of senior management generally require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period. Mr. Stewart will not incur expenses other than in accordance with KMC's policies and procedures both as to the nature and amount of such expenses.

                  5.       KEY MAN LIFE POLICY.
                           -------------------
                  In addition to any life insurance policy provided by KMC for the benefit of Mr. Stewart pursuant to Section 4, KMC shall be permitted, at its own expense, to maintain a "key man life insurance policy", in such amount and on such terms as KMC shall in its sole discretion determine, on the life of Mr. Stewart for so long as this Agreement remains in effect. Mr. Stewart shall fully cooperate with and assist KMC in obtaining or maintaining any such insurance, including without limitation, submitting to medical examinations and providing information to insurance brokers, agents or carriers. Any proceeds from any such "key man" policy shall be payable solely to KMC; Mr. Stewart's legal representatives, heirs, successors, assigns and beneficiaries shall have no rights with respect thereto. Mr. Stewart represents and warrants that to the best of his knowledge he is in good health and has no reason to believe that such insurance will not be available to KMC at standard rates.

                  6.       REPRESENTATIONS AND WARRANTIES BY MR. STEWART.
                           ----------------------------------------------
                           Mr. Stewart hereby represents and warrants, the same
being part of the essence of this Agreement, that he is not, and during the Term will not be, a party to any agreement, contract or understanding, and that he has no knowledge of any physical or mental illness, condition, impairment, restriction or incapacity, which in any way restrict or prohibit or will restrict or prohibit him from undertaking or performing or discharging any of his duties and responsibilities under this Agreement.

                  7.       TERMINATION.
                           -----------
                  (a) This Agreement, and Mr. Stewart's employment, shall terminate prior to the scheduled termination date set forth in Section 2(a) hereof upon the following terms and conditions:

                           (i) If Mr. Stewart dies or becomes permanently
disabled, this Agreement shall terminate effective upon his death or when his Disability (as hereinafter defined) is deemed to have become permanent. If Mr. Stewart is unable to perform his normal duties for KMC and/or its subsidiaries, affiliates or joint ventures because of Disability for a period of at least ninety (90) consecutive days, or for shorter periods totaling more than one hundred and eighty (180) days during any period of three hundred and sixty five
(365) or fewer consecutive days for the same cause, the KMC Board may at its option deem such Disability to have become permanent. For purposes of this Agreement, the term "Disability" shall mean the physical or mental illness, condition, impairment, restriction or incapacity of Mr. Stewart, such that Mr. Stewart shall be substantially unable to perform and discharge his duties and responsibilities under this Agreement, as certified by a physician, psychiatrist or other medical practitioner satisfactory to KMC if KMC so requests.

                           (ii) KMC may terminate this Agreement other than for
reasons specified in Section 7(a)(i) or (iii), upon ninety (90) days' prior written notice to Mr. Stewart.

                           (iii) KMC may terminate this Agreement for Cause (as
defined below), by notice to Mr. Stewart. The term "Cause" shall mean any of the following: (A) Mr. Stewart commits criminal malfeasance towards KMC and/or any of its subsidiaries, affiliates or joint ventures (including without limitation misappropriation of funds or acts of fraud or dishonesty), or is convicted of any crime or offense involving dishonesty, or improper taking of monies or other property, or any felony offense, or any crime of moral turpitude, or commits fraud or embezzlement, or any other violation of law which materially impairs his ability to perform and discharge his duties or responsibilities hereunder or which otherwise materially adversely affects KMC and/or its subsidiaries, affiliates or joint ventures; or (B) Mr. Stewart has breached any of his material duties to KMC and/or its subsidiaries, affiliates or joint ventures or otherwise violated any other material provision of this Agreement or has made a material misrepresentation which breach, violation or misrepresentation materially and adversely affects the business of KMC and/or its subsidiaries or affiliates or joint ventures and, if such breach, violation or misrepresentation can reasonably be expected to be cured within twenty (20) days, such breach, violation or misrepresentation has not been cured to KMC's satisfaction within twenty (20) days after it notifies Mr. Stewart thereof.

                  (b) Upon any termination pursuant to this Section 7, all rights of Mr. Stewart under this Agreement shall cease to be effective as of the date of termination, Mr. Stewart shall be removed from his position and Mr. Stewart shall have no right to receive any payments or benefits hereunder except for (i) installments of Base Salary which have been earned in accordance with
Section 4(a) hereof up to the effective date of such termination, (ii) reimbursement of ordinary, reasonable and necessary expenses incurred in accordance with Section 4(f) hereof and, to the extent permitted by law, accrued vacation and illness allowance, in each case up to the effective date of such termination, (iii) all other benefits due Mr. Stewart under benefit programs in which he participated and under which he is due a benefit, (iv) if the termination is pursuant to Section 7(a)(i) by reason of Mr. Stewart's Disability, KMC shall pay the greater of (x) sixty percent (60%) of the Base Salary and (y) the amount payable to Mr. Stewart under any disability plan adopted by KMC from time to time, (v) if the termination is pursuant to Section 7 (a)(i) by reason of Mr. Stewart's death or Section 7(a)(ii), KMC shall pay to Mr. Stewart a severance payment in an amount equal to the two times the annual Base Salary and (v) continuation of Mr. Stewart's health and dental benefits at the same level as all other senior management of KMC for the period for which the severance is paid. If the termination is pursuant to Section 7(a)(ii) one-half of any severance payment will be payable in a lump sum on the date the termination becomes effective, with the balance being payable in arrears in approximately equal consecutive semi-monthly installments in accordance with KMC's standard payroll practices, as such practices may be amended from time to time, over the period beginning on KMC's first payroll payment date after the termination becomes effective and ending on the earlier of (x) the first anniversary of such date and (y) March 31, 2003, subject to Mr. Stewart's compliance with the provisions of Section 3 hereof.

                  (c) (i) If Mr. Stewart's employment is terminated pursuant to
Section 7(a)(iii) or (ii) if Mr. Stewart at any time permits or suffers to exist any act, event or circumstances which violates, or would violate if occurring within the time periods set forth in Section 3 hereof violate, any provision of
Section 3 hereof, then (x) any loans, extensions of credit or other amounts owed by Mr. Stewart to KMC or any of its subsidiaries or affiliates (including without limitation, any interest thereon) shall automatically and immediately be accelerated and become due and payable, without any further notice, protest, demand or formality of any kind, and be paid by Mr. Stewart on the date his employment is terminated or such violation occurs and (y) Mr. Stewart shall automatically and immediately, without any further notice, demand or formality of any kind, forfeit all of his rights with respect to, and further deliver or pay to KMC, (A) (x) any unexercised stock options, whether vested or unvested, and (y) and unvested or callable stock pursuant to any stock option plan of KMC or any of its subsidiaries or affiliates, (B) any stock which he acquired within the twelve (12) month period ending on the date the termination of his employment becomes effective pursuant to the exercise of options granted by KMC or any of its subsidiaries or affiliates and (C) the proceeds (net of any ordinary, reasonable and customary brokerage commissions and expenses of sale actually paid or incurred by Mr.

Stewart) derived from the sale, pledge or other disposition of any such stock or any interest therein. If Mr. Stewart disposes of any such stock or any interest therein by gift, bequest or other means by which he did not receive cash in an amount reasonably equivalent to the fair market value of such stock or interest and is thereafter required to make a payment to KMC under the foregoing clause
(C), he shall pay to KMC in cash an amount equal to the fair market value of such stock at the time of the disposition, as reasonably and conclusively determined by the KMC Board.

                  (d) In the event there is a Change in Control of KMC, and as a result thereof Mr. Stewart is terminated from his employment by KMC, then, notwithstanding such termination, he shall receive the remaining payments of Base Salary at the times set forth in Section 4(a) for the unexpired Term of this Agreement unless the parties otherwise agree to a lesser amount. In addition, following a Change in Control one hundred percent (100%) of the shares subject to the options granted to Mr. Stewart pursuant to that certain Non-Qualified Executive Stock Option Agreement dated the date hereof between KMC and Mr. Stewart ("Stock Option Agreement") or otherwise during the Term shall automatically be deemed "Vested" pursuant to Section 3.1 of the Stock Option Agreement and not subject to repurchase or call. Prior to an IPO KMC shall use its reasonable efforts to obtain the agreement of more than seventy five (75%) percent of its shareholders for any payments payable to Mr. Stewart by reason of any Change in Control. Following an IPO or in the event of a Change in Control, to the extent that a nationally recognized accounting firm certifies to KMC that Mr. Stewart is and will be subject to any excise tax pursuant to Code Section 4999, KMC shall pay to Mr. Stewart an amount equal to such excise tax and any income, excise or employment tax payable by Mr. Stewart by reason of such payment of tax by KMC; provided, however that the total amount of such payments shall not exceed $2,000,000. Further, to the extent it would reduce the excess parachute payments (as defined in Code Section 280G), KMC shall have the right to require Mr. Stewart to exercise any vested stock options prior to the year of the Change in Control only to the extent KMC loans Mr. Stewart funds to exercise such options and pay taxes thereon. For purposes of this Agreement and the options granted to Mr. Stewart under the Non-Qualified Stock Option Agreement, dated the date hereof, "Change in Control" shall mean in the event (A) Harold Kamine and Nassau Capital LLC do not own or control (i) greater than 35% of the outstanding voting stock of KMC on a fully diluted basis or (ii) a combined percentage of voting stock of KMC which is greater than that owned by any other single shareholder or group of shareholders and any one of
(B) (i) Harold Kamine is not the Chairman of KMC or (ii)Mr. Kamine and Nassau do not have the ability, directly or indirectly, to elect a majority of the KMC Board or (iii) the individuals comprising the KMC Board on the commencement date of Mr. Stewart's employment, or individuals selected or nominated by the existing members do not constitute a majority of the KMC Board.

                  (e) Notwithstanding anything contained in this Agreement or elsewhere to the contrary, in the event this Agreement is terminated pursuant to
Section 7 (a)(ii), Mr. Stewart shall be entitled to permanently retain all options or stock on the date of termination then not subject to any repurchase or call pursuant to Section 3.1 of the Stock Option Agreement and, in addition, that amount of options or stock which would have no longer been subject to repurchase or call pursuant to Section 3.1 of the Stock Option Agreement on the six month anniversary of the termination of this Agreement. In the event there is a Change in Control within six months of the termination of this Agreement pursuant to Section 7(a)(ii) one hundred percent (100%) percent of the shares subject to the Option shall not be subject to any repurchase or call right by

KMC and any shares purchased by KMC pursuant to Section 5.3 of the Stock Option Agreement will be returned to Mr. Stewart in exchange for the proceeds previously paid to him by KMC for such shares.

                  (f) Notwithstanding anything contained in this Agreement or elsewhere to the contrary, in the event of the termination of this Agreement pursuant to Section 7(a)(i) by reason of Mr. Stewart's death, one hundred percent (100%) of the shares subject to the Option (as defined in the Stock Option Agreement) shall not be subject to any repurchase or call right by KMC.

                  (g) Notwithstanding anything contained in this Agreement or elsewhere to the contrary, in the event of the termination of this Agreement pursuant to Section 7 (a)(i) by reason of Mr. Stewart's Disability, Mr. Stewart shall be entitled to permanently retain all options or stock not subject to repurchase or call as of the date of termination pursuant to Section 3.1 of the Stock Option Agreement and, in addition, that amount of options or stock which would have no longer been subject to repurchase or call pursuant to Section 3.1 of the Stock Option Agreement on the twelve month anniversary of the termination of this Agreement.

                  8. ASSIGNABILITY; SUCCESSORS. The obligations of Mr. Stewart
                     -------------------------
hereunder are personal and may not be delegated, assigned or transferred by him to any Person in any manner whatsoever. Any such purported delegation, assignment or transfer shall be null and void. This Agreement may be assigned by KMC to any parent, subsidiary or affiliate of KMC or any Person which succeeds to the business of KMC, if the obligations of KMC hereunder are expressly assumed by, and shall be binding upon such Person, and such Person is or will then be engaged in the Business. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the legal representatives, heirs and permitted successors and assigns of the parties hereto.

                   9. WITHHOLDING. All payments made by KMC under this Agreement
                      -----------
shall be net of any tax or other amounts required to be withheld by KMC under any applicable law or legal requirement.

                  10. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement
                      -----------------------------------
constitutes the entire agreement of KMC and Mr. Stewart with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter, except for (to the extent not inconsistent with this Agreement, and in such event this Agreement shall govern and the Company will take all actions necessary to amend, modify or waive any provision of the Stock Option Plan and stock option agreements that are inconsistent, including without limitation, the last paragraph of the Stock Option Plan) stock options granted in connection with KMC's Stock Option Plan and stock option agreements entered in connection therewith. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by both parties. No failure or delay of either party in exercising any right or remedy under this Agreement or at law or equity shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, preclude any other or further exercise thereof or the exercise of any other right or remedy.

                  11. NOTICES. Any notice, request or communication required or
                      -------
permitted to be given hereunder shall be deemed to have been properly given if it is given in writing and is delivered personally or sent by registered or certified mail, return receipt requested. If to Mr.

Stewart, such notice shall be sent to him at the address set forth in the first paragraph hereof, with a copy to William Welke, Esq., Kirkland & Ellis, 200 E. Randolph Drive, Chicago, IL 60601. If to KMC, such notice shall be directed to the attention of Harold N. Kamine at the address of KMC set forth in the first paragraph hereof, with a copy Alan M. Epstein, Esq., Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178. Either party may change the address to which notices, requests or communications are to be directed by a notice to the other party in accordance with this Section 11.

                  12. SEVERABILITY. Any provision of this Agreement that shall
                      ------------
be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, KMC and Mr. Stewart hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect; provided that any final decision of any court of competent jurisdiction in the State of New York that is not subject to appeal with respect to Section 3 shall be binding on the parties in all jurisdictions.

                  13. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE
                      -------------
GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAW (EXCLUDING PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT APPLICATION THEREOF WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION) OF THE STATE OF NEW YORK.

                  14. COUNTERPARTS. This Agreement may be executable in
                      ------------
counterparts, each of which, for all purposes, shall be deemed an original.

                  15. AMBIGUITY IN DRAFTING. Each party shall be deemed to have
                      ---------------------
participated equally in the drafting of this Agreement and any ambiguity in this Agreement shall not be construed against any purported author thereof. Mr. Stewart acknowledges that he is capable of evaluating the merits of entering into this Agreement from a professional and financial perspective and has been given the opportunity to make such inquiries and investigations as Mr. Stewart has deemed appropriate under the circumstances and that, at all times during the course of the negotiations and execution of this Agreement, Mr. Stewart has been advised by counsel.

                   16. NASSAU CARVE-OUT. Notwithstanding anything contained in
                       ----------------
this Agreement or elsewhere to the contrary, Mr. Stewart can at any time and from time to time, without breaching this Agreement in any way, devote up to ten percent (10%) of his time and attention to, perform services on behalf of, become engaged by or participate with, and disclose information to, and use such information for the benefit of Nassau Capital Partners L.P., Randall Hack, John
G. Quigley and its and their affiliates and receive equity and other compensation in connection therewith.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

EMPLOYEE                                   EMPLOYER
--------                                   --------

                                           KMC TELECOM HOLDINGS, INC.
/s/ William H. Stewart
----------------------------------
William H. Stewart

                                           By: /s/ HAROLD N. KAMINE
                                               ---------------------------

                                           Title: Chairman
                                                  ------------------------
                                      -23-